Exhibit 10.11

Property Lease Contract

Lessor: Yang Xiaodong, Li Pin (hereinafter referred to as “Party A”)

ID No.: 513125196312150423, 510103195907220034

Lessee: Sichuan Senmiao Ronglian Technology Limited (hereinafter referred to as “Party B”)

Business License No.: 510000000393444

In consideration of lease of the Premises under the legal ownership of Party A to Party B, this Contract is made by and between Party A and Party B after friendly negotiation to define each party’s rights and obligations hereunder on the basis of free will, equality, and mutual benefits.

I.	The Premises are located at No. 1601, 16F, Block 1, No. 1098, Middle Jiannan Blvd. High-Tech Zone, Chengdu.

II.	Lease Period and Terms:

1.	The lease period of the Premises shall be three years, commencing from December 29, 2016 to December 29, 2019.

2.	Rent: RMB 50 yuan/m2/month; area: 120.39 m2; amount: RMB 6,019.5 yuan/month in total (SIX THOUSAND AND NINETEEN YUAN FIFTY CENTS).

3.	Party B undertakes to Party A that the Premises leased will be used for office purpose only.

4.	Upon the expiration of the lease term, Party A has the right to reoccupy the Premises, and Party B shall return it as scheduled. In case that Party B requires a renewal of the lease, notice must be given to Party A within one month prior to the expiration of the lease period; if Party A agrees upon the renewal, a new lease shall be executed.

III.	Repair and Use of the Premises

1.	Party A shall ensure the Premises leased will be used safely during the lease period. Party B shall properly use the Premises leased as well as the ancillary facilities. In case of any damage to the Premises and the facilities due to Party B’s misuse, Party B shall be liable for repair or economic compensation.

2.	The decoration of the Premises and the ancillary facilities as well as the maintenance thereafter shall be the sole responsibilities of Party B.

IV.	Transfer and Sublease of the Premises

1.	Party B shall not sublease or lend out the Premises leased during the lease period without the written consent of Party A.

2.	In case that Party A agrees to Party B’s sublease of the Premises, a supplemental agreement shall be established separately; Party B shall sublease the Premises according to the written agreement with Party A.

1

V.	Treatment upon Party B’s Default

In any one of the following events during the lease period, Party A has the right to terminate this Contract and recover the Premises; furthermore, Party B shall pay the liquidated damages equal to 20% of the total amount of the rent herein to Party A; in case that the liquidated damages are not sufficient for covering Party A’s losses, Party B shall make indemnification to make up all of Party A’s losses.

(1)	To sublease or lend out the Premises to others without Party A’s written consent;

(2)	To remove or alter the Premises structure or damage the Premises without Party A’s consent, and fail in correction and remedy within specified period upon receipt of Party A’s notice;

(3)	To change the lease purpose specified herein without authorization or use the Premises for illegal activities;

(4)	To fail behind with the rent for more than one month.

VI.	This Agreement is executed in duplicate; each party holds one; it shall come into effect upon affixing the signature or seal.

VII.	Remarks: Expenses for water and electricity of the Premises shall be on Party B’s account.

Party A	Party B

/s/ Yang Xiaodong,	Sichuan Senmiao Ronglian Technology Limited
Yang Xiaodong	(Seal)

/s/ Li Pin
Li Pin

Date: December 29, 2016	Date: December 29, 2016

2